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                                                                     EXHIBIT 11

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                               ------------------------------
                                                                                 1997                  1996
                                                                               --------              --------
ADJUSTMENTS TO NET INCOME (LOSS):
    Loss before extraordinary items........................................    $(70,032)             $(37,107)
    Preferred stock dividend requirements..................................      (3,869)               (4,007)
    Special dividend requirement relating to redemption of
      12% Preferred Stock..................................................          --               (19,991)
                                                                               --------              --------
    Loss before extraordinary items applicable to common stock
      for primary calculation..............................................     (73,901)              (61,105)
    Extraordinary item.....................................................      (1,532)                   --
                                                                               --------              --------
    Net loss applicable to common stock for primary calculation............     (75,433)              (61,105)
    Fully diluted adjustment--dividend requirements on 8% Preferred Stock
      assumed to be converted..............................................       3,869                    --
                                                                               --------              --------
    Net loss applicable to common stock for fully diluted calculation......    $(71,564)             $(61,105)
                                                                               ========              ========
ADJUSTMENTS TO OUTSTANDING SHARES:
    Average number of shares of common stock <F1>..........................      49,036                41,800
    Primary Adjustments
        Incremental shares associated with the assumed exercise
          of options and warrants <F2>.....................................         610                 1,493
                                                                               --------              --------
    Total average number of common and common equivalent shares
      used for primary calculation.........................................      49,646                43,293
                                                                               ========              ========
    Average number of shares of common stock <F1>..........................      49,036                41,800
    Fully Diluted Adjustments
    Incremental shares associated with the assumed exercise
      of options and warrants <F2>.........................................         741                 2,246
    Common shares assumed to be issued upon conversion of
      8% Preferred Stock...................................................       9,544                    --
                                                                               --------              --------
    Total average number of common and common equivalent shares
      for fully diluted calculation........................................      59,321                44,046
                                                                               ========              ========
PER SHARE AMOUNTS:
    Loss before extraordinary item and special preferred dividend
        Average number of shares of Common Stock...........................    $  (1.51)             $   (.98)
        Primary <F3>.......................................................    $  (1.49)             $   (.95)
        Fully diluted <F3>.................................................    $  (1.18)             $   (.93)
    Net loss
        Average number of shares of Common Stock...........................    $  (1.54)             $  (1.46)
        Primary <F3>.......................................................    $  (1.52)             $  (1.41)
        Fully diluted <F3>.................................................    $  (1.21)             $  (1.39)

--------

<F1> Includes 5,913 shares for the three months ended March 31, 1997 and 5,516 shares for the three months ended March 31, 1996 of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the
     Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the '95 Reorganization. No shares have as yet been distributed to employees under this provision and discussions are being held with union representatives to determine the appropriate number of shares to be distributed. The Company believes that, based on these discussions, no more than 950,000 additional shares will be distributed. Additionally, the ESIP provides that, beginning in 1997, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to the potential issuances of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% Preferred Stock are antidilutive, these amounts are not presented in the accompanying condensed statements of consolidated operations.
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